Exhibit 99.1

VF COMPLETES ACQUISITION OF VANS, INC.

Greensboro, NC – June 30, 2004 – VF Corporation (NYSE: VFC), the world’s largest apparel company, announced that it has completed its previously announced merger between Vans, Inc. (NASDAQ: VANS) and a subsidiary of VF for a total consideration of $396 million including the cashout of options. The merger was approved by Vans stockholders today.

As a result of the merger, Vans has become a wholly-owned subsidiary of VF and each outstanding share of Vans common stock has been converted into the right to receive $20.55 in cash from VF. Holders of Vans common stock as of the closing of the merger will receive written instructions shortly on how to surrender their shares of common stock for payment.

VF expects the addition of Vans to add approximately $200 million to sales and to be slightly accretive to earnings in 2004. VF will update its 2004 earnings guidance to reflect the recent acquisitions of Vans, Napapijri and Kipling when it releases its second quarter earnings on July 21.

“This is a tremendously exciting day for both VF and Vans,” said Mike Egeck, president of VF Outdoor – North America. “The addition of Vans to our rapidly expanding Outdoor portfolio provides us with an authentic action sports lifestyle brand, a brand with global reach and excellent additional growth opportunities. We are eager to pursue two specific apparel initiatives – leverage VF’s expertise in development and sourcing to supercharge Vans sportswear offering and launch a performance snowboard apparel line. At the same time, we expect to tap into the great expertise of Vans to fuel continued growth in The North Face footwear. We expect Vans sales to reach $500 million within the next three to five years based on the execution of these initiatives and continued strong growth in the core wholesale and retail businesses.”

VF also announced that Steve Murray, 43, has been named president of Vans, reporting to Egeck. Murray, who has been with Vans since 1998, has been serving as Chief Marketing Officer and Senior Vice President International. Gary Schoenfeld has resigned as President and CEO of Vans and has entered into discussions with VF regarding consulting projects in the action sports industry. With the exception of Mr. Schoenfeld, Vans’ current executive team will remain intact.

Cautionary Statement on Forward-looking Statements
Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Management cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Important risk factors that could cause the actual results of operations or financial condition of the Company to differ include, but are not limited to, the overall level of consumer spending for apparel; changes in trends in the segments of the market in which the Company or Vans competes; competitive conditions in and financial strength of our or Vans’ customers or our or Vans’ suppliers; actions of competitors, customers, suppliers and service providers that may impact the Company's or Vans’ business; the Company’s ability to integrate Vans and any other new acquisitions successfully; the Company’s ability to achieve expected sales and earnings growth from Vans and any other new acquisitions; the Company’s ability to complete its planned divestitures; terrorist actions; and the impact of economic and political factors in the markets where the Company or Vans competes, such as recession or changes in interest rates, currency exchange rates, price levels, capital market valuations and other external economic and political factors over which neither the Company nor Vans has any control. Investors are also directed to consider the risks and uncertainties discussed in documents filed by the Company or Vans with the Securities and Exchange Commission.

About VF
VF Corporation is the world's largest apparel company and a leader in jeanswear, intimate apparel, sportswear, workwear and daypacks. Its principal brands include Lee®, Wrangler®, Riders®, Rustler®, Vanity Fair®, Vassarette®, Bestform®, Lily of France®, Nautica®, Earl Jean®, John Varvatos®, JanSport®, Eastpak®, The North Face®, Napapijri®, Kipling®, Lee Sport® and Red Kap®.

About Vans
Vans, Inc. is a leading branded lifestyle company for the youth market. Vans reaches its 10 to 24 year-old target consumers through the sponsorship of action sports such as skateboarding, snowboarding, surfing and wakeboarding, and through major entertainment events and venues, such as the VANS Triple Crown Series, the VANS Warped Tour®, the VANS World Amateur Skateboarding Championships, and the VANS High Cascade Snowboard Camp® ,located on Mt. Hood. The Company operates 155 retail stores in the U.S. and Europe, and designs, markets and distributes active-casual footwear, clothing and accessories, performance footwear for action sports snowboard boots, strap snowboard boot bindings under its AGENCY™ brand, step-in snowboard boot bindings under its SWITCH® brand, and outerwear worldwide. The Company also offers the PRO-TEC line of protective helmets and pads through its subsidiary, Pro-Tec, Inc. Vans' website is www.vans.com and its news releases, SEC filings, and other investor information can be accessed at www.vans.biz.

Contacts:
VF Corporation:	Cindy Knoebel, CFA
VP, Financial & Corporate Communications
VF Services, Inc.
(336) 424-6189/(212) 841-7141

Vans, Inc.:	Chris Overholser
Sr. Communications Manager
(562) 565-8372

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